Exhibit 10.1

VITESSE

Resignation & Separation Agreement and General Release of Claims

This Resignation & Separation Agreement and General Release of Claims (“Agreement”) confirms the understanding and agreement with regard to the resignation and separation of employment of Michael B. Green (“hereinafter “Executive” or “His” or “Him”) with Vitesse Semiconductor Corporation (hereinafter “Company”) effective this February 5, 2010 (“the Separation Date”). The following provisions set forth the terms of the Agreement in exchange for a release of claims, as outlined below.

1.                                       Resignation and Separation of Employment.   Executive hereby resigns as Vice President/General Counsel and Corporate Secretary of the Company and all applicable subsidiaries and acknowledges that his employment with the Company has terminated for all purposes on as of the Separation Date.

2.                                       Acknowledgment of Payment of Wages. By His signature below, Executive acknowledges receipt of payment of all amounts due from the Company for all salary, wages, bonuses, and commissions earned through the Separation Date and all amounts due from the Company for unused vacation time accrued by Him through the close of business on the Separation Date, less all applicable taxes and withholdings. Coverage under Executive’s existing health benefits plan will continue through the end of the month of the Separation Date, and Executive will thereafter receive any benefits to which Executive may be entitled under COBRA provided Executive chooses to elect COBRA in writing. If Executive elects COBRA, Executive will qualify under the American Recovery and Reinvestment Act of 2009 for COBRA continuation coverage assistance for partial premiums for up to fifteen months. Information on COBRA coverage will be provided under separate cover. By signing below, Executive further acknowledges that Executive has received all reimbursement due Executive for Executive’s outstanding approved reimbursable expenses, or has submitted expenses for reimbursement, if any. By signing below, Executive acknowledges that the Company does not owe Executive any other amounts, payments or other benefits, excluding pending reimbursable expenses. Executive is entitled to receive the payments and benefits as described in this paragraph without regard to whether Executive executes this Agreement.

3.                                       Separation Benefits. In addition to the above-described benefits and in exchange for Executive executing this Agreement and upon its effectiveness in accordance with Paragraph 15, the Company agrees to provide Executive with the following:

(a)                                  Severance pay in the gross amount of one hundred twenty two thousand, six hundred and ninety two dollars and no cents ($122,692.00) which equals six months and three weeks of pay at Executive’s current base salary, less all applicable taxes and withholdings, and

(b)                                 As long as Executive and/or Executive’s eligible dependents remain qualified for COBRA, the Company agrees to pay full COBRA premiums for Executive and Executive’s eligible dependents for up to twelve months for coverage under the same benefit option in which Executive and Executive’s eligible dependents were enrolled as of the day before Executive’s Separation Date. Executive agrees to immediately notify the Company’s COBRA administrator, Conexis, and the Company in writing if Executive or any of Executive’s eligible dependents become covered under another group health plan prior to the end of the Company paid COBRA period and to provide Conexis and the Company with a copy of the other group health plan(s) for the purpose of determining whether the COBRA Continuation Coverage extended to Executive or Executive’s eligible dependents may be terminated in accordance with COBRA, and

(c)                                  An additional payment in the gross amount of fifteen thousand dollars and no cents ($15,000.00), less all applicable taxes and withholdings, and

(d)                                 The Company agrees that it will not contest or oppose Executive’s application for unemployment insurance compensation benefits.

741 Calle Plano, Camarillo, CA 93012 • 805.388.3700 • fax 805.388.7565 • www.vitesse.com

4.                                       Cooperation. Executive agrees to cooperate with and assist the Company with respect to any pending or future litigation, disputed claims or other matters, including without limitation, by truthfully testifying, as may be reasonably requested from time to time by the Company. If the Company requests and additional expenditure of time by Executive any if the time involved is more than de minimus, Executive will be entitled to reasonable compensation as agreed upon between the parties taking into consideration the expected burdens of time and preparation imposed upon Executive and any potential impact upon then pending responsibilities of Executive. The Company shall reimburse Executive for any expenses reasonably incurred and approved in advance by the Company which are directly related to fulfilling Executive’s duties under this paragraph, except as prohibited by law. Executive agrees to provide the Company with substantiation of any reimbursable expenses within two calendar months after the expense was incurred. The Company agrees that reimbursements under this provision shall be paid to Executive within thirty (30) business days after substantiation determined by the Company to be adequate has been provided to the Company. The parties agree that, consistent with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”), the following reimbursement rules shall also apply: (a) In no event shall adequately substantiated reimbursements be paid to Executive later than the last day of the calendar year following the calendar year in which the expense was incurred; (b) the amount of expenses eligible for reimbursement during a calendar year will not affect the expenses eligible for reimbursement in any other calendar year; and (c) Executive’s right to reimbursement for such expenses is not subject to liquidation or exchange for another benefit.

5.                                       Return of Company Property. Executive hereby represents and warrants to the Company that Executive has returned to the Company all real or intangible property or data of the Company of any type whatsoever that has been in Executive’s possession or control.

6.                                       Waiver of Claims. The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus pay, profit-sharing, stock options, termination benefits or other compensation to which Executive may be entitled by virtue of Executive’s employment with the Company, including Executive’s resignation and separation from the Company. Executive hereby releases and waives any other claims Executive may have against the Company and its present and former owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, parent, affiliates, successors and assigns (collectively “Companys”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of Executive’s employment or Executive’s separation of employment, claims under any laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, California Labor Code section 201, et seq. and section 970, et seq., the Family and Medical Leave Act, the Sarbanes-Oxley Act, privacy laws, and all other state and federal civil rights, discrimination, equal opportunity and fair employment practices, laws or statutes, any and all rights or claims for stock options and restricted stock units, whether vested or unvested, and all rights or claims under any change in control agreement or equity incentive plan, including without limitation the Amended and Restated 2001 Stock Incentive Plan, all claims for violation of the federal, state, constitution, or any municipal statute. However, this release does not waive Executive’s rights to any claims for unemployment and workers’ compensation benefits or vested benefits under any Company plans, including a 401K plan or any claim which as a matter of law or public policy cannot be waived.  By signing below, Executive expressly waives any benefits of Section 1542 of the Civil

Code of the State of California, (and any other federal, state, or local law of similar effect), which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

7.                                       Non-Disparagement. Executive agrees that Executive will not disparage Company or its products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement.

8.                                       Legal and Equitable Remedies. Executive agrees that Company has the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies Company may have at law or in equity for breach of this Agreement.

9.                                       Attorneys’ Fees. If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

10.                                 Confidential Information. Executive acknowledges that Executive has had access to and received information of a confidential nature through Executive’s employment with the Company and Executive specifically agrees to continue be bound by the terms of the Employment, Confidential Information, and Invention Assignment Agreement which Executive signed and which is dated January 4, 2007.

11.                                 No Admission of Liability. This Agreement is not and shall not be construed or contended by Executive to be an admission or evidence of any wrongdoing or liability on the part of Company, its representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

12.                                 Entire Agreement. This Agreement constitutes the entire agreement between Executive and Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter other than the agreements referred to in Paragraphs 4 and 11, above. Executive acknowledges that neither Company nor its agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing Executive to execute the Agreement, and Executive acknowledges that Executive has executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein.

13.                                 Modification. It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement.

14.                                 Savings Clause. Should any of the provisions of this Agreement be determined to be invalid by a court or governmental agency of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein.

15.                                 Review of Agreement. Executive acknowledges that: before signing this Agreement, Executive was given a period of twenty-one (21) days from the Separation Date in which to review and consider it; Executive has, in fact, carefully reviewed this Agreement; and that Executive is entering into it voluntarily and of Executive’s own free will. Further, Executive acknowledges that the Company encouraged Executive in writing to show and discuss this Agreement with Executive’s own attorney. Executive understands that Executive may take up to twenty-one (21) days from the Separation Date to consider this Agreement and, by signing below, affirms that Executive was advised to consult with an attorney prior to signing this Agreement. Executive also understands Executive may revoke this Agreement within seven (7) days of signing this document by doing so in writing addressed to Ronda Grech, Vice President of Communications & Human Resources, 741 Calle Plano Camarillo, CA 93012, and that the additional benefits pursuant to Paragraph 3 will be provided only at the end of that seven (7) day revocation period provided Executive has not revoked this Agreement.

16.                                 Arbitration. Executive and the Company together (“Parties”), agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released or herein described, including, but not limited to, any potential claims of harassment, discrimination or wrongful termination shall be subject to binding arbitration, to the extent permitted by law, in the County of Los Angeles before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The Parties agree to and hereby waive their right to jury trial as to matters arising out of the terms of this Agreement and any matters herein released to the extent permitted by law. The Parties agree that the prevailing party in any arbitration shall be entitled to its attorneys’ fees and costs to the extent permissible by law.

17.                                 Binding Agreement. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns

18.                                 Governing Law. This Agreement shall be construed, interpreted, enforced and governed under the laws of California, without regard to its principles of conflict of laws. The courts of the State of California shall have exclusive jurisdiction over any action, claim or proceeding arising out of or relating to this Agreement or the subject matter hereof. The parties hereto specifically consent to the in personam jurisdiction and venue of the courts of the State of California in any action or proceeding to enforce the terms of this Agreement.

VITESSE SEMICONDUCTOR CORPORATION

/s/ Christopher R. Gardner
By:	Christopher R. Gardner
President/CEO

READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT; IT HAS IMPORTANT LEGAL CONSEQUENCES AND INCLUDES A RELEASE AND WAIVER OF AGE DISCRIMINATION CLAIMS AND OTHER KNOWN AND UNKNOWN CLAIMS.

I acknowledge that I have read this Agreement and that I understand and voluntarily accept its terms.

/s/ MICHAEL B. GREEN	2/5/2010
MICHAEL B. GREEN (Signature)	Date